EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-3 Nos. 33-22990, 33-38210, 33-51588 and 33-61624 and the Registration Statement Form S-8 Nos. 33-86078, 33-27288 and 33-38209 of Jackpot Enterprises,
Inc. of our report dated September 9, 2002, with respect to the consolidated financial statements and schedules as of and for the years ended June 30, 2002 and 2001 of J Net Enterprises, Inc. (formerly known as Jackpot Enterprises, Inc.) included in this Annual Report (Form 10-K) for the year ended June 30, 2002.


	/s/ Ernst & Young LLP

New York, New York
September 30, 2002